Exhibit 99.2

VACASA, INC.

2016 EQUITY COMPENSATION INCENTIVE PLAN

1.	Establishment and Purpose

1.1          Vacasa, Inc. (the “Company”) assumed this Plan (defined below) and the awards granted under it pursuant to the transactions contemplated by the Business Combination Agreement, dated as of July 28, 2021 (the “BCA”), by and among TPG Pace Solutions Corp., Vacasa Holdings LLC, the Company and certain other parties, pursuant to which the Company became the parent company of Vacasa Holdings LLC (collectively, the “Transaction”), and the Plan was renamed the Vacasa, Inc. 2016 Equity Compensation Incentive Plan (as amended from time to time, the “Plan”). Prior to the Transaction, this Plan had been sponsored and maintained by Vacasa Holdings LLC and was originally adopted and became effective September 7, 2016 (the “Effective Date”). Following the closing of the Transaction, no new Awards will be granted under the Plan.

1.2          The purposes of the Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentives to Employees, Consultants, Members and Directors and to promote the success of the Company’s business through the grant of Awards.

2.	Definitions

As used herein, the following terms will have the following definitions:

2.1          “2021 Plan” means the Company’s 2021 Incentive Award Plan.

2.2          “Administrator” means the Board or a Committee to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee.

2.3          “Award” means, individually or collectively, a grant under the Plan of Stock Appreciation Rights. To the extent this Plan is in any respect referring to Awards granted prior to the closing of the Transaction, the Plan is in such context referring to the Unit Appreciation Rights that were granted pursuant to the Plan prior to such closing.

2.4          “Award Agreement” means a written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

2.5          “Board” means the Board of Directors of the Company.

2.6          “Change in Control” means a “Change of Control” as defined in the LLC Agreement. Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any Award (or any portion of an Award) that provides for the deferral of compensation that is subject to Section 409A of the Code, to the extent required to avoid the imposition of additional taxes under Section 409A of the Code, the transaction or event with respect to such Award (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such Award if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).

2.7          “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code herein will be a reference to any successor or amended section of the Code.

2.8          “Committee” means a committee established or appointed by the Board, which may include one or more Company directors or executive officers to the extent permitted by applicable law. To the extent required to comply with the provisions of Rule 16b-3, it is intended that each member of the Committee will be, at the time the Committee takes any action with respect to an Award that is subject to Rule 16b-3, a “non-employee director” within the meaning of Rule 16b-3; however, a Committee member’s failure to qualify as a “non-employee director” within the meaning of Rule 16b-3 will not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan.

2.9          “Common Stock” means the Class A common stock of the Company.

2.10        “Consultant” means a person, including an advisor, engaged by the Company or any Parent or Subsidiary to render bona fide services to such entity, excluding any Employees and Directors, provided the services (i) are not in connection with the offer or sale of securities in a capital-raising transaction, and (ii) do not directly promote or maintain a market for the Company’s securities.

2.11        “Disability” means total and permanent disability as defined in Code Section 22(e)(3), provided that the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with such standards as the Administrator may adopt from time to time.

2.12        “Director” means a member of the Board.

2.13        “Employee” means any person, including officers, employed by the Company or any Parent or Subsidiary. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

2.14        “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and all regulations, guidance and other interpretative authority issued thereunder.

2.15        “Exchange Program” means a program under which (i) outstanding Awards are surrendered or cancelled in exchange for awards of the same type (which may have higher or lower exercise prices and different terms), awards of a different type, and/or cash, (ii) Participants would have the opportunity to transfer any outstanding Awards to a financial institution or other person or entity selected by the Administrator, and/or (iii) the exercise price of an outstanding Award is reduced or increased. The Administrator will determine the terms and conditions of any Exchange Program in its sole discretion.

2.16        “Fair Market Value” means, as of any date, the value of a Share determined as follows: (i) if the Common Stock is listed on any established stock exchange, the value of a Share will be the closing sales price for a Share as quoted on such exchange for such date, or if no sale occurred on such date, the last day preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; (ii) if the Common Stock is not listed on an established stock exchange but is quoted on a national market or other quotation system, the value of a Share will be the closing sales price for a Share on such date, or if no sales occurred on such date, then on the last date preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; or (iii) if the Common Stock is not listed on any established stock exchange or quoted on a national market or other quotation system, the value established by the Administrator in its sole discretion.

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2.17        “Grant Date” means the date, specified in an Award Agreement, on which a Participant is granted one or more Awards under the Plan. The Grant Date of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the Grant Date.

2.18        “LLC Agreement” means the Fourth Amended and Restated Limited Liability Company Agreement of Vacasa Holdings LLC, as may be amended from time to time.

2.19        “Members” has the meaning defined in the LLC Agreement.

2.20        “Parent” means any entity (other than the Company) in an unbroken chain of entities ending with the Company, if each of the entities other than the Company owns shares, units or interests possessing 50% or more of the total combined voting power of all classes of shares, units or interests in one of the other entities in such chain. An entity that attains the status of a Parent on a date after the adoption of the Plan shall be considered a Parent commencing on such date.

2.21        “Participant” means the holder of an outstanding Award.

2.22        “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act.

2.23        “Section 409A” means Section 409A of the Code and any final Treasury Regulations and guidance thereunder and any applicable state law equivalent, as each may be amended or promulgated from time to time.

2.24        “Service Provider” means an Employee, Director, Consultant or Member.

2.25        “Share” means a share of Common Stock.

2.26        “Stock Appreciation Right” means a right granted under Section 7 to receive a payment equal to the excess of the Fair Market Value of a specified number of Shares on the date the right is exercised over the exercise price set forth in the applicable Award Agreement. To the extent this Plan is any respect referring to Awards granted prior to the closing of the Transaction, the Plan is in such context referring to the Unit Appreciation Rights that were granted pursuant to the Plan prior to such closing and not to Stock Appreciation Rights.

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2.27        “Subsidiary” means any entity (other than the Company) in an unbroken chain of entities beginning with the Company, if each of the entities other than the last entity in the unbroken chain owns shares, units or interests possessing 50% or more of the total combined voting power of all classes of shares, units or interests in one of the other entities in such chain (including, for clarity, Vacasa Holdings LLC). An entity that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing on such date.

2.28        “Tax Obligations” means all tax, social insurance and social security liability withholding and other withholding requirements under applicable laws in connection with an Award, including, without limitation, (a) all federal, state and local income, employment and any other applicable taxes that are required to be withheld by the Company (or Parent or Subsidiary retaining the services of the Participant, as applicable), (b) the Participant’s and, to the extent required by the Company (or Parent or Subsidiary retaining the services of the Participant, as applicable), the fringe benefit tax liability of the Company (or Parent or Subsidiary retaining the services of the Participant, as applicable), if any, associated with the Award (whether in connection with its grant, vesting, exercise, or otherwise), and (c) all other taxes or social insurance or social security liabilities or premium with respect to which a Participant has, or has agreed to bear, responsibility.

3.	Effective Date and Termination of Plan

The Plan was originally adopted and became effective on the Effective Date. The Plan terminated as to new Awards effective as of the closing of the Transaction; however, Awards granted prior to the Plan termination continue to be governed by the Plan and by the applicable Award Agreements, as such Award Agreements have been amended to reflect the assumption of the Awards and the Plan by the Company in connection with the Transaction.

4.	Number of Shares Subject to the Plan

4.1          Shares Subject to Plan. Subject to adjustments pursuant to Section 4.3, the aggregate number of Shares pursuant to all Awards granted under this Plan shall not exceed 5,027,418.

4.2          Lapsed Awards. If an Award of Stock Appreciation Rights expires or becomes unexercisable without having been exercised in full, the Shares underlying the expired or unexercisable portion of the Stock Appreciation Rights will become available for future grant under the 2021 Plan (to the extent provided therein). Any Shares subject to an Award of Stock Appreciation Rights that is exercised under the Award will not become available under the Plan or the 2021 Plan for future grant thereunder.

4.3          Adjustments. In the event of any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, stock split, reverse stock split, reclassification, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Common Stock or other securities of the Company, or other change in the capital structure of the Company affecting Common Stock occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made under the Plan, will adjust the number of Shares that are available under the Plan, the class of securities to which the value of Awards relate, the number of Shares subject to outstanding Awards, and/or the exercise price of outstanding Awards.

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5.	Administration

5.1          Administrative Body. The Plan will be administered by (a) the Board, or (b) a Committee, which will be constituted to satisfy any applicable laws. Different Committees may administer the Plan with respect to different Awards and/or different Participants.

5.2          Powers of the Administrator. The Plan shall be interpreted and administered by the Administrator. Subject to the provisions of the Plan, the Administrator will have the authority, in its discretion:

5.2.1.   to determine the Fair Market Value;

5.2.2.   to select the Service Providers to whom Awards may be granted hereunder;

5.2.3.   to determine the number of Shares subject to an Award to be granted under the Plan;

5.2.4.   to approve forms of Award Agreements for use under the Plan;

5.2.5.   to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award, based in each case on such factors as the Administrator will determine;

5.2.6.   to institute and determine the terms and conditions of an Exchange Program;

5.2.7.   to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

5.2.8.   to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable non-U.S. laws or for qualifying for favorable tax treatment under applicable non-U.S. laws;

5.2.9.   to modify or amend each Award (subject to Section 17 of the Plan), including but not limited to the discretionary authority to extend the post-termination exercisability period of Awards and to extend the maximum term of an Award of Stock Appreciation Rights (subject to Section 7.5);

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5.2.10.   to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

5.2.11.   to allow a Participant to defer the receipt of the payment of cash or other consideration that otherwise would be due to such Participant under an Award; and

5.2.12.   to make all other determinations deemed necessary or advisable for administering the Plan.

5.3          Effect of Administrator’s Decisions. The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards.

6.	Eligibility

Stock Appreciation Rights may be granted to Service Providers at the discretion of the Administrator.

7.	Stock Appreciation Rights

7.1          Grant of Stock Appreciation Rights. Subject to the terms and conditions of the Plan, Awards of Stock Appreciation Rights have been granted to Service Providers under the Plan.

7.2          [Reserved]

7.3          Exercise Price and Other Terms. The per Share exercise price for the Award that will determine the amount of the payment to be received upon exercise of the Stock Appreciation Rights as set forth in Section 7.7 below was determined by the Administrator and was no less than one hundred percent (100%) of the Fair Market Value per Share on the Grant Date of the Award. Unless determined otherwise by the Administrator, in its sole discretion, each Award of Stock Appreciation Rights is intended to be exempt from Section 409A.

7.4          Stock Appreciation Right Agreement. Each Award of Stock Appreciation Rights granted under the Plan is evidenced by an Award Agreement that specifies the exercise price, the term of the Stock Appreciation Rights, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, determined.

7.5          Expiration of Stock Appreciation Rights. A Stock Appreciation Right granted under the Plan expires upon the date that was determined by the Administrator, in its sole discretion, and set forth in the Award Agreement, which term is no more than ten (10) years from the Grant Date.

7.6	Exercise of Stock Appreciation Rights.

7.6.1.	Procedure for Exercise.

7.6.1.1.   Any Stock Appreciation Right granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. A Stock Appreciation Right may not be exercised for a fraction of a Share.

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7.6.1.2.   A Stock Appreciation Right will be deemed exercised when the Company receives a notice of exercise (in such form as the Administrator may specify from time to time) from the person entitled to exercise the Stock Appreciation Right. The Company will issue payment for such exercised Stock Appreciation Rights promptly after the Stock Appreciation Right is exercised.

7.6.1.3.   Exercising Stock Appreciation Rights in any manner will decrease the number of Shares thereafter available, both for purposes of determining the number of Shares that will become available for future grant under the 2021 Plan (to the extent provided therein) as contemplated by Section 4.2 hereof, and the Award of Stock Appreciation Rights, by the number of Shares as to which the Award is exercised.

7.6.2.      Termination of Relationship as Service Provider. If a Participant ceases to be a Service Provider, other than upon the Participant’s termination as the result of the Participant’s death or Disability or Termination for Cause (as defined below), the Participant may exercise his or her Award of Stock Appreciation Rights within such period of time as is specified in the Award Agreement (but in no event later than the expiration of the term of such Award as set forth in the Award Agreement) to the extent that the Stock Appreciation Rights are vested on the date the Participant ceases to be a Service Provider. In the absence of a specified time in the Award Agreement, the Award will remain exercisable for ninety (90) days following the date the Participant ceases to be a Service Provider. Unless otherwise provided by the Administrator, if on the date the Participant ceases to be a Service Provider, the Participant is not vested as to his or her entire Award of Stock Appreciation Rights, then the Shares subject to the unvested portion of the Award immediately will revert to the 2021 Plan (to the extent provided therein). If after termination the Participant does not exercise his or her Award within the time specified by the Administrator, the Award will terminate, and the Shares covered by such Award will revert to the 2021 Plan (to the extent provided therein). Notwithstanding the forgoing, in the event the Participant’s relationship with the Company as a Service Provider is terminated by the Company for cause (as determined by the Administrator in its sole reasonable discretion, a “Termination for Cause”), then unless otherwise specified in the applicable Award Agreement(s), all outstanding Stock Appreciation Rights shall be forfeited immediately without consideration therefor upon the Participant’s Termination for Cause.

7.6.3.      Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Award of Stock Appreciation Rights within such period of time as is specified in the Award Agreement (but in no event later than the expiration of the term of such Award as set forth in the Award Agreement) to the extent that the Stock Appreciation Rights are vested on the date the Participant ceases to be a Service Provider. In the absence of a specified time in the Award Agreement, the Award will remain exercisable for one (1) year following the date the Participant ceases to be a Service Provider as a result of his or her Disability. Unless otherwise provided by the Administrator, if on the date the Participant ceases to be a Service Provider, the Participant is not vested as to his or her entire Award of Stock Appreciation Rights, the Shares subject to the unvested portion of the Award immediately will revert to the 2021 Plan (to the extent provided therein). If after the date the Participant ceases to be a Service Provider, the Participant does not exercise his or her Award within the time specified by the Administrator, the Award will terminate, and the Shares covered by such Award will revert to the 2021 Plan (to the extent provided therein).

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7.6.4.      Death of Participant. In the event of a Participant’s death while a Service Provider, the Award of Stock Appreciation Rights may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement (but in no event later than the expiration of the term of such Award as set forth in the Award Agreement) to the extent that the Stock Appreciation Rights are vested on the date of death, by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to the Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then the vested Stock Appreciation Rights may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Award is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Award will remain exercisable for one (1) year following the date of the Participant’s death. Unless otherwise provided by the Administrator, if at the time of death the Participant is not vested as to his or her entire Award, the Shares subject to the unvested portion of the Award immediately will revert to the 2021 Plan (to the extent provided therein). If the Award is not so exercised within the time specified by the Administrator, the Award will terminate, and the Shares covered by such Award will revert to the 2021 Plan (to the extent provided therein).

7.7          Payment of Stock Appreciation Right Amount. Upon exercise of an Award of Stock Appreciation Rights, a Participant will be entitled to receive payment from the Company in an amount (the “Payment Amount”) determined by multiplying: (a) the positive difference (if any) between the Fair Market Value of a Share on the date of exercise over the per Share exercise price; times (b) the number of Shares with respect to which the Stock Appreciation Right is exercised. The payment upon exercise of a Stock Appreciation Right will be made in cash (or cash equivalent), Common Stock, or a combination of both, as the Administrator may determine in its sole and absolute discretion. The Administrator may determine in its sole discretion to permit a Participant to purchase a number of Shares subject to an Award that are otherwise vested and exercisable rather than paying to the Participant the Payment Amount.

8.	[Reserved]

9.	Leaves of Absence/Transfer Between Locations

Unless the Administrator provides otherwise, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence. A Participant will not cease to be an Employee or Director in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or among the Company, its Parent, or any Subsidiary.

10.	Limited Transferability of Awards

Unless determined otherwise by the Administrator, Awards may not be sold, pledged, assigned, hypothecated, or otherwise transferred in any manner other than by will or by the laws of descent and distribution, and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award may only be transferred (a) by will, (b) by the laws of descent and distribution, or (c) as permitted by Rule 701 of the Securities Act of 1933, as amended (the “Securities Act”).

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Further, until the Company becomes subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, or after the Administrator determines that it no longer is, will, or may be relying upon the exemption from registration under the Exchange Act as set forth in Rule 12h-1(f) promulgated under the Exchange Act, a Stock Appreciation Right may not be pledged, hypothecated or otherwise transferred or disposed of, in any manner, including by entering into any short position, any “put equivalent position” or any “call equivalent position” (as defined in Rule 16a-1(h) and Rule 16a-1(b) of the Exchange Act, respectively), other than to (i) persons who are “family members” (as defined in Rule 701(c)(3) of the Securities Act) through gifts or domestic relations orders, or (ii) to an executor or guardian of the Participant upon the death or disability of the Participant. Notwithstanding the foregoing sentence, the Administrator, in its sole discretion, may determine to permit transfers to the Company or in connection with a Change in Control or other acquisition transactions involving the Company to the extent permitted by Rule 12h-1(f).

11.	Certain Transactions

11.1        Dissolution. In the event of a proposed dissolution of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.

11.2        Merger or Change in Control. In the event of a merger of the Company with or into another corporation or other entity or a Change in Control, each outstanding Award will be treated as the Administrator determines (subject to the provisions of the following paragraph) without the Participant’s consent, including, without limitation, that (a) Awards will be assumed, or substantially equivalent awards will be substituted for Awards, by the acquiring or succeeding corporation (or an affiliate thereof) with appropriate adjustments as to the number of Shares, the type of securities to which the Awards relate, and prices subject to the Awards; (b) upon written notice to a Participant, that the Participant’s Awards will terminate upon or immediately prior to the consummation of such merger or Change in Control without consideration therefor; (c) outstanding Awards will vest and become exercisable, realizable, or payable, or restrictions applicable to an Award will lapse, in whole or in part prior to or upon consummation of such merger or Change in Control, and, to the extent the Administrator determines, terminate upon or immediately prior to the effectiveness of such merger or Change in Control; (d)(i) the termination of an Award in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon the exercise of the vested portion of such Award or realization of the Participant’s rights as of the date of the occurrence of the transaction with respect to the vested portion of such Award (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction the Administrator determines in good faith that no amount would have been attained upon the exercise of the vested portion of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company without payment), or (ii) the replacement of such Award with other rights or property selected by the Administrator in its sole discretion; or (e) any combination of the foregoing. In taking any of the actions permitted under this Section 11.2, the Administrator will not be obligated to treat all Awards, all Awards held by a Participant, and/or all Awards of the same type, similarly.

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In the event that the successor corporation does not assume or substitute for the Award (or portion thereof), the Participant will have the right to exercise all of his or her outstanding vested Stock Appreciation Rights, and the Administrator will notify the Participant in writing or electronically that the vested portion of the Stock Appreciation Right (including, for the avoidance of doubt, any portion of the Stock Appreciation Right that otherwise will become vested upon the Change in Control) will be exercisable for a period of time determined by the Administrator in its sole discretion, and the Stock Appreciation Right will terminate upon the expiration of such period. In addition, the Board, in its sole and absolute discretion, may elect to vest any portion of any Award, including any performance goals or other vesting criteria with respect to Awards with performance-based vesting.

Notwithstanding anything in this Section 11.2 to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant’s consent; provided, however, a modification to such performance goals only to reflect the successor corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

Notwithstanding anything in this Section 11.2 to the contrary, if a payment under an Award Agreement is subject to Section 409A and if the change in control definition contained in the Award Agreement does not comply with the definition of “change in control” for purposes of a distribution under Section 409A, then any payment of an amount that is otherwise accelerated under this Section 11.2 will be delayed until the earliest time that such payment would be permissible under Section 409A without triggering any penalties applicable under Section 409A.

12.	Tax Withholding

All distributions under the Plan will be subject to withholding of all applicable taxes under federal, state and/or other applicable law.

13.	No Effect on Employment or Service

Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company or any Parent or Subsidiary (as applicable), nor will they interfere in any way with the Participant’s right or the right of the Company or any Parent or Subsidiary (as applicable) to terminate such relationship at any time, with or without cause, to the extent permitted by applicable laws.

14.	No Equity Interest

Neither the Plan nor any Award granted hereunder creates or conveys any equity or ownership interest in the Company or any rights commonly associated with such interests.

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15.	Funding

Each payment that may become payable under the Plan shall be paid solely from the general assets of the Company. Nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.

16.	Compliance With Section 409A

Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A, except as otherwise determined in the sole discretion of the Administrator. The Plan and each Award Agreement under the Plan is intended to meet the requirements of Section 409A and will be construed and interpreted in accordance with such intent, except as otherwise determined in the sole discretion of the Administrator. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Section 409A, the Award will be granted, paid and/or deferred in a manner that will meet the requirements of Section 409A, such that the grant, payment or deferral will not be subject to the additional tax or interest applicable under Section 409A. Any ambiguities or ambiguous terms herein will be interpreted to be exempt from or so comply with the requirements of Section 409A. The Company and each Participant will work together in good faith to consider amendments to the Plan or Award Agreement that are necessary or appropriate to avoid imposition of any additional tax or income recognition prior to the actual payment to the Participant. Notwithstanding anything in the Plan to the contrary, the Company reserves the right, in its sole discretion and without the consent of any Participant, to take such reasonable actions and make any amendments to the Plan as it deems necessary, advisable or desirable to comply with Section 409A or to otherwise avoid income recognition under Section 409A or imposition of any additional tax prior to the actual payment of any amounts under the Plan. In no event will the Company have any responsibility, liability or obligation to reimburse, indemnify or hold harmless Participants for any taxes imposed or other costs incurred as a result of Section 409A.

17.	Amendment, Suspension or Termination of the Plan

The Plan terminated as to new Awards effective as of the closing of the Transaction. The Board at any time and from time to time may amend or alter the Plan. The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with applicable laws. No amendment, alteration, suspension or termination of the Plan will impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. The termination of the Plan as to new Awards does not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

18.	Choice of Law

All questions concerning the construction, validation and interpretation of the Plan will be governed by the law of the State of Oregon without regard to its conflict of laws provisions.

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19.	Bonus Plan

This Plan is intended to be a “bonus program” as defined under U.S. Department of Labor regulation section 2510.3-2(c) and shall be construed and administered in accordance with such intention.

20.	Successors and Assigns

The Plan shall be binding upon and shall inure to the benefit of the Company and its successors and assigns.

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